EXHIBIT 10.14


                                 TEN STIX INC.


                                  May 9, 2001


Kevin McShea
President & CEO, Expectra
6325 Monarch Park Place
Niwot, CO 80503

Dear Kevin:

     Thank you and Ken for meeting with us Monday. As we told you, our relationship with Xpectra is very important to the success of Proshuffle. We appreciate your understanding of Ten Stix Inc.'s current, and future financial situation. We understand that all Proshuffle units, parts, tools, and drawings are safe and secure. As you told us, you will not dispose of any of these items and will work with Ten Stix, Inc. to acquire the complete lot. We all agreed that Xpectra has a price of $110,175.98 on all of the Proshuffle parts and units, a list of which is attached. Xpectra will take at least a 30% reduction for a complete buyout. You also agrees to let us purchase parts of the inventory separately at the prices listed on the inventory list if it would help Ten Stix Inc. reestablish the Proshuffle product and complete the total acquisition of all parts sooner. If you agree with this recount of our meeting, would you please sign this letter and return a copy to us for our records. Thanks again and we will be talking soon.


/s/  Kevin McShea                           /s/  Tony A. Cranford
------------------------------------        ------------------------------------
Kevin McShea                                Tony A. Cranford
President & CEO                             V.P. Ten Stix Inc.
Xpectra


                   P.O. BOX 699, IDAHO SPRINGS, COLORADO 80452